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                                      Exhibit 11

                              Tri-State 1st Bank, Inc.
                   Statement ReComputation of Per Share Earnings
                                     (Unaudited)


                                              Three Months Ended          Nine Months Ended
                                                 September 30,               September 30,
                                              1998          1997          1998          1997
                                          -----------   -----------   -----------   -----------

Weighted average common shares used
  to calculate basic earnings per share       447,893       451,869       423,330       451,869

Common stock equivalents (stock
  options) used to calculate diluted
  earnings per share                            4,250             -         4,250             -
                                          -----------   -----------   -----------   -----------

Weighted average common shares and
  common stock equivalents used to
  calculate diluted earnings per share        452,143       451,869       427,580       451,869
                                          ===========   ===========   ===========   ===========

Net Income                                        126           143           428           419

Earnings per share:
  Basic                                   $      0.28   $      0.32   $      1.01   $      0.93
  Diluted                                        0.28          0.32          1.00          0.93
